UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018

Ciner Resources LP
(Exact name of registrant as specified in its charter)
Delaware    001-36062    46-2613366

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS. Employer Identification No.)
(Address of principal executive office)	30328 (Zip Code)

(770) 375-2300
Registrant’s telephone number, including area code

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 12, 2018, Ciner Resources LP (the “Partnership”) filed with the New York Stock Exchange (“NYSE”) an interim written affirmation notifying the NYSE that, due to the resignation of Angela A. Minas on March 11, 2018 from the board of directors (the “Board”) and Audit Committee of Ciner Resources Partners LLC, the general partner (the “General Partner”) of the Partnership, the Partnership is not in compliance with Section 303A.07(a) of the NYSE’s Listed Company Manual because the General Partner no longer has at least three independent directors serving on its Audit Committee. On March 13, 2018, the Partnership received official notice from the NYSE that it was deficient in meeting this requirement.

The Partnership is currently searching for an additional independent director to fill the vacancy on the Board and to serve on the Audit Committee and is endeavoring to be in full compliance with Section 303A.07(a) as soon as reasonably practicable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2018, the Partnership received notice from Angela A. Minas of her resignation from the Board and all committees thereof, effective immediately, in order to pursue other opportunities. There was no disagreement between Ms. Minas and the Board, the Partnership, or the Partnership’s management regarding any matter relating to the Partnership’s operations, policies or practices. Ms. Minas was the Chairperson of the Audit Committee and a director of the Board.

Effective March 13, 2018, Mr. Thomas W. Jasper was appointed as the Chairperson of the Audit Committee who will serve in such role until the earlier of the appointment of his successor, his removal, death or resignation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2018	CINER RESOURCES LP

	By:	Ciner Resource Partners LLC,
its General Partner

	By:	/s/Nicole C. Daniel
	Name:	Nicole C. Daniel
	Title:	Vice President, General Counsel and Secretary